UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2006

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the board of directors of Altera Corporation (the “Company”) has established a special committee of independent directors to review the Company’s historical stock option practices and related accounting. The special committee is being assisted by independent legal counsel and outside accounting experts. At this time, the special committee has not completed its work nor reached final conclusions and is continuing its review.

The special committee has reached a preliminary conclusion that the actual measurement dates for certain stock option grants issued between 1996 and 2000 differ from the recorded grant dates for such awards. As a result, the Company expects to record additional non-cash charges for stock-based compensation expense in prior periods. The Company believes that these charges are material and, accordingly, expects to restate its financial statements for the fiscal years ended 1996 through 2005. The company has not yet determined the tax impact that may result from this matter. Because the special committee’s review is still ongoing, there may be additional years subject to restatement.

Accordingly, on June 19, 2006, the Company’s audit committee, after consultation with management and the special committee, determined that the Company’s financial statements and any related reports of its independent registered public accounting firm for the fiscal years ended 1996 through 2005 should no longer be relied upon. The Company intends to file its restated financial statements and its quarterly report for the period ended March 31, 2006 as soon as practicable after the completion of the special committee’s investigation.

The audit committee has discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm. However, as the special committee’s review has not been completed, the final conclusions of its review are not yet known to the independent registered public accounting firm.

Additionally, the Company is evaluating Management’s Report on Internal Controls Over Financial Reporting set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005. Although the Company has not yet completed its analysis of the impact of this situation on its internal controls over financial reporting, the Company has determined that it is likely that it had a material weakness in internal control over financial reporting as of December 30, 2005. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financials will not be prevented or detected. If the Company were to conclude that a material weakness existed as of December 30, 2005, it would expect to receive an adverse opinion on internal control over financial reporting from its independent registered public accounting firm.

Any stock-based compensation charges incurred as a result of the restatement would have the effect of decreasing reported income or increasing reported loss from operations, decreasing reported net income or increasing reported net loss, and decreasing the reported retained earnings figures contained in the Company’s historical financial statements for the periods mentioned above. The Company does not expect that the anticipated restatements will have any impact on its historical revenues.

A copy of the press release announcing the planned restatement is attached hereto as Exhibit 99.1 and is incorporated in this Item 4.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1    Press Release dated June 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Katherine E. Schuelke
Katherine E. Schuelke Vice President, General Counsel, and Secretary

Dated: June 21, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 21, 2006